Exhibit  4.3

FOREX INTERNATIONAL TRADING CORP.
1618 N. FAIRAX AVENUE   LOS ANGELES, CALIFORNIA  90046
TEL  323 822 1750   FAX  323 822 1784

January 22, 2010

VIA Federal Express
Tom Schnapp, CEO
Rasel Ltd.
Liechtensteinstrasse 3/15
Vienna, A-1090 Austria

Re: Forex International Trading Corp.

Dear Tom Schnapp:

By executing this letter, Rasel Ltd. hereby agrees to extend the maturity date of the Promissory Notes in the amount of $50,000 and $25,000 dated October 6, 2009 and October 20, 2009, respectively, to October 30, 2011.
Forex International Trading Corp.

By:	/s/ Moshe Schnapp
Name: Moshe Schnapp
Title: CEO

AGREED AND ACKNOWLEDGED:

Rasel Ltd.

By: /s/ Tom Schnapp
Name:  Tom Schnapp
Title:    CEO